Exhibit 99.13

Pazoo Signs Contract with Better Business Network; Increases Online Capabilities Along with iBuild Media, LLC

CEDAR KNOLLS, N.J., Jan. 17, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) has joined forces with iBuild Media and Better Business Network (BBN), in a move that will greatly develop Pazoo Inc's online presence. iBuild Media's network encompasses media partners including Elite Daily, MTV, Huffington Post, Fox News and The E Network.  BBN's network encompasses partners including Coca Cola, GMC, Pepsi, Sandals Resorts, Suzuki, and Peugeot.  By establishing this alignment with iBuild and BBN, Pazoo is set to propel itself into the forefront of the digital world.

Teaming with online leaders such as iBuild Media and Better Business Network is expected to significantly increase traffic on Pazoo's website. The website is in the process of being replaced with a more comprehensive layout that will be the premier destination for health and wellness for people and pets alike.  The new Website aims to be live within the next two weeks. iBuild Media has a proven track record and formula that when teamed with the uniqueness of Pazoo should drive Pazoo.com to one of the premier websites Internationally.

BBN will optimize the newly redesigned pazoo.com website through its top notch search engine optimization (SEO) work. The SEO work will include keyword optimization, content optimization, and site optimization. This will be accomplished through BBN's vast network of experienced and qualified resources and support team who work around the clock to ensure the websites are meeting their full potential.

The core value of Pazoo.com's content lies within its vast network of experts. Along with the site redesign, Pazoo will be rolling out numerous video and editorial programs. By delivering weekly contributions, experts will be able to better engage with users, as well as driving traffic to their respective networks.

David M. Cunic, CEO of Pazoo, Inc., stated, "I am excited that we have joined forces with iBuild Media and the Better Business Network.  This partnership will only serve to better enhance not only our website and web presence, but will also better serve the interactivity of the every day user as well as the quantity and quality of health and wellness content available to the individual to help them achieve their health and wellness goals."

About Pazoo:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.